Exhibit 99.1


NEWMONT CHANGES ACCOUNTING FOR PREPAID FORWARD SALES CONTRACT AND FORWARD PURCHASE CONTRACT, REQUIRING RESTATEMENT; THREE YEAR IMPACT TOTALING $6.5 MILLION REDUCTION IN EARNINGS

DENVER, October 23, 2002 - Newmont Mining Corporation (NYSE & ASX:NEM; TSX:NMC) announced that it will correct the accounting treatment for a prepaid forward gold sales contract and a forward gold purchase contract that it entered into in July 1999. These transactions were fully described in the notes to Newmont's financial statements contained in Newmont's quarterly report on Form 10-Q for the second quarter of 1999 and in each subsequent quarterly and annual report filed by Newmont with the Securities and Exchange Commission. Newmont will restate its financial statements beginning with the third quarter of 1999 through the second quarter of 2002.

The correction follows a review of Newmont's accounting policies conducted by its new independent public accountants, PricewaterhouseCoopers LLP, in preparation for its upcoming annual audit of Newmont's 2002 financial statements. PricewaterhouseCoopers was appointed in May 2002 as Newmont's independent public accountants, replacing Arthur Andersen LLP. As a result of the review, Newmont, in consultation with PricewaterhouseCoopers, concluded that the prepaid forward sales contract did not meet the technical criteria to be accounted for in the manner reflected in Newmont's historical financial statements. Newmont, therefore, has determined to account for these transactions as a financing.

Newmont estimates that, as a result, its net loss will be increased by approximately $3.6 million, $1.3 million and $1.1 million for 1999, 2000 and 2001, respectively, and net income for the first half of 2002 will be decreased by $0.5 million, resulting in a $6.5 million reduction in earnings over the three year period. Newmont's net loss per share will be increased by $0.02 per share for 1999, $0.01 per share for 2000 and less than one cent per share for 2001, and net income per share will be decreased by less than one cent per share for the first half of 2002. There will be no change in the cash and cash equivalents previously reported by Newmont. In addition, Newmont's long-term debt will be increased by $145.0 million, at December 31, 1999, 2000, 2001 and June 30, 2002, but its long-term liabilities will be largely unchanged as Newmont originally accounted for the net proceeds of $137.2 million from the prepaid forward contract as deferred revenue, which was also classified as a long-term liability.

As shown in the attachment, over the full term of the transactions, the total cost incurred will be the same under the new accounting treatment as under the accounting treatment that has been used historically.

Because Arthur Andersen is unavailable to provide a current audit opinion for Newmont's historical financial statements once they are restated, PricewaterhouseCoopers is re-auditing Newmont's financial statements for the three years ended December 31, 2001. Based on currently available information, the re-audit is expected to be completed prior to the filing deadline for Newmont's quarterly report on Form 10-Q for the third quarter of 2002. Following completion of the re-audit, Newmont will file amendments to its annual report on Form 10-K for the year ended December 31, 2001 and its quarterly reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2002.

Newmont will report its third quarter 2002 financial and operating results on Wednesday, November 13, 2002.

Newmont, based in Denver, is the world's premier gold company and the largest gold producer with significant assets on five continents.

                                     # # #

This news release contains "forward-looking statements" within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created thereby. Such forward-looking statements include, without limitation, statements as to the expected date of completion of the re-audit of Newmont's financial statements. These expectations or beliefs as to future events or results are expressed in good faith and believed to have a reasonable basis. However, such forward-looking statements are subject to risks, uncertainties and other factors, including, without limitation, the timely completion by PricewaterhouseCoopers of the re-audit. The company disclaims any intention to update any forward-looking statement.

Attachment
Comparison of Pre-tax Earnings Impact of Historic Accounting with
Restated Accounting



                                                          Pre-tax
                 Historic (1)        Restated (2)        Difference
                 ($ million)         ($ million)         ($ million)
Year

1999                  $ -             $ 5.5                 $ 5.5
2000                  9.6              11.5                   1.9
2001                 10.0              11.7                   1.7
2002                 10.4              11.8                   1.4
2003                 10.9              11.9                   1.0
2004                 11.4              12.0                   0.6
2005                 11.8              10.2                  (1.6)
2006                 12.3               6.3                  (6.0)
2007                  6.4               1.9                  (4.5)

               -----------       -----------         -------------
Total              $ 82.8            $ 82.8                   $ -
               ===========       ===========         =============



(1) Accounted for as a reduction in revenue.
(2) Accounted for as interest expense.